Exhibit 99.1

LETTUCE INC.

2014 EQUITY INCENTIVE PLAN

1. PURPOSE. The purpose of the Plan is to provide incentives to retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance through awards of Restricted Stock Units (“RSUs”). Capitalized terms not defined in the text are defined in Section 20.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available.

(a) Number of Shares. Subject to adjustment as provided in Section 2.2, a total of 240,000 Shares shall be authorized for RSUs granted under the Plan.

(b) If any Shares subject to an RSU are forfeited, an RSU expires or an RSU is settled for cash (in whole or in part), then in each such case the Shares subject to such RSU shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for RSUs under the Plan, in accordance with Section 2.1(c) below. In the event that withholding tax liabilities that arise from an RSU are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Committee (or one or more officers of the Company to whom the Committee has delegated authority to make this determination) may provide that the Shares so tendered or withheld shall be added to the Shares available for RSUs under the Plan in accordance with Section 2.1(c) below.

(c) Any Shares that again become available for RSUs under the Plan pursuant to this Section shall be added as one (1) Share for every one (1) Share subject to RSUs.

(d) The Company may issue Shares that are authorized but unissued Shares or treasury Shares.

(e) At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding RSUs granted under the Plan.

2.2 Adjustment of Shares. If the outstanding Shares are affected by a merger, consolidation, reorganization, liquidation, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, split- up, spin-off, share combination, share exchange, extraordinary dividend or distribution of cash (other than a normal cash dividend), property and/or securities, or other change in the capital structure of the Company, an adjustment shall be made in (a) the number of Shares (or other securities or property) reserved for issuance under the Plan, (b) the number of Shares (or other securities or property) subject to outstanding RSUs, and (c) any performance conditions relating to RSUs granted under the Plan, as shall be determined to be appropriate and equitable by the Committee, exercising its authority under Section 4 of the Plan, for the purpose of preventing the dilution or enlargement of rights and privileges under the terms of the Plan or any outstanding RSU. Notwithstanding the foregoing, fractions of a Share (or other security) will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share (or other security) or will be rounded to a whole Share (or other security), as determined by the Committee.

2.3 Assumed or Substituted RSUs of Acquired Companies. In the event that the Company acquires or combines with another company and grants RSUs under the Plan in assumption or substitution of outstanding equity awards of such company, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed or substituted awards (based on the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of the equity securities of the acquired company, and the issuance of Shares pursuant to such assumed or substituted awards shall not reduce the Shares otherwise authorized for issuance under the Plan.

3. ELIGIBILITY. RSUs may be granted to employees (including officers and directors who are also employees) or other individuals who are Non-Employee Directors, consultants or advisors of the Company or any Parent or Subsidiary; provided that such consultants or advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. The Committee (or its designee under Section 4.1(c)) will from time to time determine and designate among the eligible persons who will be granted one or more RSUs under the Plan. A person may be granted more than one RSU under the Plan.

4. ADMINISTRATION.

4.1 Committee Authority. The Plan shall be administered by the Committee. The Committee will have full power to implement and carry out the Plan and the purposes of the Plan, subject to the terms of the Plan, including but not limited to the authority to:

(a) construe and interpret the Plan, any RSU Agreement and any other agreement or document executed pursuant to the Plan or relating to the administration or operation of the Plan;

(b) prescribe, amend and rescind rules and regulations relating to the Plan or any RSU, including determining forms and agreements used in connection with the Plan; provided that the Committee may delegate to one or more officers of the Company, including the Chief Executive Officer, the Chief Financial Officer or the officer in charge of Human Resources, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration both domestically and abroad, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;

(c) select persons to receive RSUs; provided that the Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to grant an RSU under the Plan to Participants within such limit of the total number of RSUs which may be granted by such officers established by resolution of the Committee;

(d) determine the terms of RSUs;

(e) determine the number of Shares or other consideration subject to RSUs;

(f) determine whether RSUs will be granted singly, in combination, or in tandem with, or in replacement of, other RSUs under the Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary;

(g) grant waivers of Plan or RSU conditions;

(h) determine the vesting, exercisability, transferability, and payment of RSUs, including the authority to accelerate the vesting of RSUs;

(i) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any RSU or any RSU Agreement;

(j) determine whether an RSU has been earned;

(k) establish subplans for the grant of RSUs to Participants who are foreign nationals or are employed outside the U.S., which subplans may provide for different terms and conditions applicable to RSUs if necessary or desirable to recognize differences in local law or tax policy;

(l) amend the Plan;

(m) address unanticipated events (including disruption of communications or natural catastrophe); and

(n) make all other determinations necessary or advisable for the administration of the Plan.

4.2 Committee Interpretation and Discretion. Any determination made by the Committee with respect to any RSU pursuant to Section 4.1 above shall be made in its sole discretion at the time of grant of the RSU or, unless in contravention of any express term of the Plan or RSU, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any RSU under the Plan. Any dispute regarding the interpretation of the Plan or any RSU Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant. The Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to review and resolve disputes with respect to RSUs held by Participants, and such resolution shall be final and binding on the Company and Participant. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of immediate taxation and/or tax penalties or additional taxes under Section 409A of the Code.

5. RESTRICTED STOCK UNITS

5.1 Awards of RSUs. RSUs are awards denominated in units of Shares under which the issuance of Shares (or the settlement in an equivalent value in cash) is subject to such conditions (including continued employment or other service, the attainment of pre-established performance goals, or a combination of the foregoing) as the Committee shall determine. RSUs may be granted for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All RSUs shall be awarded pursuant to an RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

5.2 Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times at which the RSU vests; (c) the consideration to be distributed on settlement; and (d) the effect on each RSU of the Participant’s Termination.

5.3 Timing of Settlement. Settlement of an RSU shall be made no later than March 15 of the year following the year of vesting; provided that to the extent permissible under law, the Committee may permit a Participant to defer payment under an RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral election satisfy the requirements of Section 409A of the Code.

5.4 Dividend Equivalent Rights. A Participant shall be entitled to receive dividend equivalent rights prior to the issuance of Shares subject to the RSU to the extent and under the terms and conditions provided in the applicable RSU Agreement; provided that, any such dividend equivalent rights that relate to RSUs that vest based on the achievement of performance goals shall be paid upon the later of (a) the date dividends are paid to the common stockholders of the Company, or (b) the date the RSUs with respect to which such dividend equivalent rights are payable become vested (it being understood that no dividend equivalent rights will be paid with respect to Shares underlying any RSUs that do not vest, but that dividend equivalent rights equal to the dividends declared on the Company’s Common Stock from and after the date of grant of the unvested RSUs shall be paid as and when such RSUs vest). Except as explicitly provided for in this Section 5.4, dividend equivalent rights shall not be granted alone or in connection with any RSU under the Plan.

5.5 Voting Rights. A Participant shall not be entitled to voting or any other rights as a stockholder with respect to an RSU, unless and until such RSU is settled in Shares.

6. WITHHOLDING TAXES.

6.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of RSUs granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or foreign withholding tax requirements prior to the delivery of any Shares. If a payment in satisfaction of an RSU is to be made in cash, the payment will be net of an amount sufficient to satisfy federal, state, local and foreign withholding tax requirements. In other circumstances triggering a withholding tax liability for the Company or any Parent or Subsidiary, the Participant shall be required to make adequate arrangements to satisfy such tax withholding obligation, whether out of the value of the RSU or otherwise. The Company may provide for further details regarding a Participant’s satisfaction of any such withholding tax liability in the RSU Agreements, which need not be the same for all Participants or for all RSUs of a particular type.

6.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the grant, issuance, modification or vesting of any RSU or other circumstances relating to any RSU that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing (including an electronic writing) in a form acceptable to the Committee.

7. PRIVILEGES OF STOCK OWNERSHIP. No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that if the Shares are subject to any vesting requirements or similar restrictions, any new, additional or different securities or property that the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company, as described in further detail in Section 2.2, as well as any dividends or distributions or other payment made with respect to such Shares, will be subject to the same restrictions as the Shares themselves.

8. TRANSFERABILITY. No RSU and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no RSU may be made subject to execution, attachment or similar process; provided, however that with the consent of the Committee, a Participant may transfer an RSU to an Authorized Transferee. Transfers by the Participant for consideration are prohibited.

9. CERTIFICATES. All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation, restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or other public securities market on which the Shares may be listed.

10. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An RSU shall not be effective unless the RSU is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or other public securities market on which the Shares may then be listed, as they are in effect on the date of grant of the RSU and also on the date of settlement. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

11. NO OBLIGATION TO EMPLOY. Nothing in the Plan or any RSU granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary or limit in any way the right of the Company or any Parent or Subsidiary to terminate Participant’s employment or other relationship at any time, with or without cause.

12. CORPORATE TRANSACTIONS.

12.1 Assumption or Replacement of RSUs by Successor. In the event of a Corporate Transaction, any or all outstanding RSUs may be assumed or continued or replaced by the successor, which assumption or replacement shall be binding on all Participants. In the alternative, the successor may substitute equivalent RSUs or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the RSUs). In the event such successor, if any, refuses to assume, continue, replace or substitute the RSUs, as provided above, pursuant to a Corporate Transaction or if there is no successor due to a dissolution or liquidation of the Company, such RSUs shall immediately vest as to 100% of the Shares subject thereto at such time and on such conditions as the Board shall determine and the RSUs shall expire at the closing of the transaction or at the time of dissolution or liquidation. If a successor decides to assume, continue, replace or substitute all then outstanding RSUs, such successor shall not be required to treat all then outstanding RSUs in the same fashion.

12.2 Other Treatment of RSUs. Subject to any greater rights granted to Participants under Section 12.1, in the event of a Corporate Transaction, any outstanding RSUs shall be treated as provided in the applicable agreement or plan of merger, consolidation, acquisition, dissolution, liquidation or sale of assets.

12.3 Assumption of RSUs by the Company. The Company, from time to time, also may use the Plan to substitute, replace or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an RSU under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an RSU granted under the Plan. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged in all material respects, unless determined otherwise by the Committee.

13. TERM OF PLAN. The Plan will terminate on May 6, 2024, unless extended beyond such date by stockholder approval.

14. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend the Plan in any respect, including without limitation, amendment of any RSU Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner that requires such stockholder approval pursuant to (a) the Code or the regulations promulgated thereunder, (b) the Exchange Act or any rule promulgated thereunder or (c) the listing requirements of the national securities market on which the Shares are listed. In addition, no amendment that would materially impair the rights of a Participant under an outstanding RSU may be made without the consent of the Participant, except as expressly authorized under the Plan. Unless otherwise provided, an RSU shall be governed by the version of the Plan in effect at the time such RSU was granted.

15. NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. None of the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, or any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded and no Participant shall have any claim on any particular assets or securities of the Company or any Parent or Subsidiary. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by RSUs made pursuant to the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

16. NO LIABILITY OF COMPANY. Neither the Company nor any Parent or Subsidiary that is in existence or hereafter comes into existence shall be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, settlement or change to the terms of any RSU granted hereunder.

17. GOVERNING LAW. This Plan and any RSU Agreement or other agreements or documents hereunder shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to the Plan or any RSU Agreement will be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

18. RECOUPMENT OF AWARDS. In the event that the Company issues a restatement of its financial results after the distribution of Shares or cash upon settlement of an RSU with vesting conditioned on the achievement of performance goals, which restatement decreases the level of achievement of the goals from the level(s) previously determined by the Committee, then the Participant will be required to deliver to the Company, within 30 days after receipt of written notification by the Company, an amount in cash or equivalent value in Shares (or a combination of the two) equal to the net proceeds realized by the Participant on the settlement of the RSU and, if applicable, subsequent sale of any Shares that would not have vested or been issued based on the restated financial results. This Section 18 only will apply to a Participant if it is determined by the Committee in good faith that fraud or misconduct engaged in by the Participant (directly or indirectly) was a significant contributing factor to such restatement of financial results.

19. ADOPTION. This Plan as set forth herein was approved by the Board on May 6, 2014.

20. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:

(a) “Authorized Transferee” means the permissible recipient, as authorized by the Plan and the Committee, of an RSU that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition, a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in- law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interests.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board; provided, however, that members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time; and provided, further, that the Board may any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

(e) “Company” means Lettuce Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(f) “Corporate Transaction” means (a) a merger, consolidation, reorganization or similar transaction either (i) as a result of which the stockholders of the Company immediately prior to such transaction own directly or indirectly following such transaction less than 50% of the combined voting power of the outstanding voting securities of the controlling entity resulting from such transaction or (ii) after which such ownership as among those persons who were stockholders of the Company immediately prior to such transaction is not in substantially the same proportions both immediately before and immediately after such transaction; (b) a dissolution or liquidation of the Company; (c) the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company; or (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code whereafter control of the Company is held by a person or group of related persons who did not control the Company immediately prior to the occurrence of such transaction.

(g) “Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or any Parent or Subsidiary.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(i) “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(ii) if such Common Stock is then quoted on the NASDAQ Global Market, its closing price on the NASDAQ Global Market on such date or if such date is not a trading date, the closing price on the NASDAQ Global Market on the last trading date that precedes such date;

(iii) if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(iv) if such Common Stock is publicly traded but is not quoted on the NASDAQ Global Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal, for the over-the-counter market; or

(v) if none of the foregoing is applicable, by the Board of Directors in good faith.

(i) “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company or any Parent or Subsidiary.

(j) “Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company, if each of the entities other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of voting securities in one of the other entities in such chain. An entity that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(k) “Participant” means a person who receives an RSU under the Plan.

(l) “Plan” means this Lettuce Inc. 2014 Equity Incentive Plan, as amended from time to time.

(m) “Restricted Stock Unit” means an award granted pursuant to Section 5 of the Plan.

(n) “RSU Agreement” means, with respect to each RSU, the written agreement delivered by the Company to the Participant (which agreement may be in electronic form) setting forth the terms and conditions of the RSU.

(o) “SEC” means the Securities and Exchange Commission.

(p) “Shares” means shares of the Company’s Common Stock $0.0001 par value per share, and any successor security.

(q) “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of granting of the RSU, each of the entities other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of voting securities in one of the other entities in such chain.

(r) “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a Parent or Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a leave of absence approved by the Committee or by an officer of the Company designated by the Committee; and provided further, that during any approved leave of absence, vesting of RSUs shall be suspended or continue in accordance with guidelines established from time to time by the Committee. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).